EXHIBIT 4.4

AMENDMENT NO. 2 TO STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 2 to the Stockholders’ Agreement (this “Amendment”) of Gogo Inc. (f/k/a AC HoldCo Inc.) (the “Company”), dated as of December 31, 2009, as amended by Amendment No. 1 to the Stockholders’ Agreement, dated as of March 8, 2011, and as updated with additional Stockholders from time to time (as amended and updated, the “Agreement”), is made and entered into effective as of this 21st day of December, 2012, by the Company and those stockholders holding a Majority in Interest. All capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Agreement, and, except as otherwise provided below, references herein to a specific Section or Schedule will refer, respectively, to the corresponding Section or Schedule of the Agreement.

WHEREAS, the Company and Stockholders holding a Majority in Interest desire to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants in the Agreement and hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Amendment to Section 5.02(a). Section 5.02(a) is hereby deleted in its entirety and replaced as follows:

SECTION 5.02. Tag-Along Rights. (a) If at any time during the term of this Agreement any Stockholder proposes to Transfer shares of Common Stock or Preferred Stock to any person (other than (A) any of their Permitted Transferees, (B) pursuant to Section 5.01(b)(iv) or 5.01(b)(v) or (C) pursuant to Section 4 of Exhibit A, Section 5 of Exhibit B or Section 5 of Exhibit C of the certificate of incorporation of the Corporation) and such Transfer shall otherwise be permitted in accordance with Section 5.01 (each a “Tag-Along Sale” and the person proposing such transfer a “Tag-Along Seller”), then at least 20 days prior to the date proposed for such Tag-Along Sale, the Tag-Along Seller shall provide to the other Stockholders a notice (the “Tag-Along Notice”) stating the terms and conditions of such proposed Tag-Along Sale (including the amount of shares of Common Stock or Preferred Stock to be Transferred, the kind and amount of consideration to be paid for such shares of Common Stock or Preferred Stock (which consideration shall be calculated on a per-Common Shares basis assuming conversion of the Preferred Stock into shares of Common Stock at the then applicable conversion price) and the name of the proposed purchaser) and offer the other Stockholders the opportunity to participate in such Tag-Along Sale in accordance with this Section 5.02 on the same economic terms and conditions as the Tag-Along Seller (converting the Preferred Stock into shares of Common Stock at the then applicable conversion price for this purpose); provided that any indemnities to be provided by the Stockholders shall be on a several, and not joint, basis; provided further that this Section 5.02 shall not apply to (i) any

Transfer pursuant to any agreement or plan of merger or combination that is approved by the Board and that provides for equal treatment of all outstanding shares of Common Stock or Preferred Stock or (ii) any pledge of shares of Common Stock or Preferred Stock constituting a Transfer where (A) such shares are pledged solely as collateral to secure indebtedness of the pledging party, (B) the Board has provided its consent to such Transfer pursuant to Section 5.01(b)(i)(C) and (C) such Transfer is otherwise permitted in accordance with Section 5.01(a) including, but not limited to, the execution and delivery of a counterpart of the signature page of this Agreement by the secured party.

2. No Modification. On and after the effective date of this Amendment each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect in accordance with its terms, and except as expressly set forth in this Amendment no other amendment or modification to the Agreement is agreed to or implied.

3. Governing Law; Submission to Jurisdiction. This Amendment and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflict of laws principles). Any and all suits, legal actions or proceedings arising out of this agreement shall be brought in the superior court or the Court of Chancery of the State of Delaware, the United States District Court for the District of Delaware, the Supreme Court of the State of New York or the United States District Court for the Southern District of New York and each party hereto hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to it at its address set forth in the books and records of the company. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or pdf transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

GOGO INC.

By:	/s/ Michael J. Small

Name:	Michael J. Small
Title:	President and Chief Executive Officer

AC ACQUISITION I LLC

By:	Ripplewood Partners II, L.P., as its sole member,

By: Ripplewood Partners II G.P., L.P., as its general partner,

By:	RP II GP, LLC, as its general partner,

By:	/s/ Christopher P. Minnetian
Name: Christopher P. Minnetian
Title: Secretary

AC ACQUISITION II LLC

By: Ripplewood Partners II Parallel Fund, L.P., as its managing member,

By: Ripplewood Partners II G.P., L.P., as its general partner,

By:	RP II GP, LLC, as its general partner,

By:	/s/ Christopher P. Minnetian
Name: Christopher P. Minnetian
Title: Secretary

OAKLEIGH L. THORNE TRUST UNDER AGREEMENT FBO OAKLEIGH B. THORNE

By:	Thorndale Farms LLC

By:	/s/ Oakleigh Thorne

Name:	Oakleigh Thorne
Its: Chief Executive Officer

TRUST UNDER WILL OF OAKLEIGH L. THORNE FBO OAKLEIGH B. THORNE

By: Thorndale Farms LLC

By:	/s/ Oakleigh Thorne
Name: Oakleigh Thorne
Its: Chief Executive Officer

TRUST UNDER WILL OF OAKLEIGH L. THORNE FBO CHARLOTTE T. BORDEAUX

By:	Thorndale Farms LLC

By:	/s/ Oakleigh Thorne
Name: Oakleigh Thorne
Its: Chief Executive Officer

OAKLEIGH L. THORNE TRUST UNDER AGREEMENT FBO CHARLOTTE T. BORDEAUX

By:	Thorndale Farms LLC

By:	/s/ Oakleigh Thorne
Name: Oakleigh Thorne
Its: Chief Executive Officer

AC PARTNERS LLLP

BY: BLUMENSTEIN/THORNE INFORMATION PARTNERS II, L.P., a Delaware limited partnership, its General Partner

By:	Blumenstein/Thorne Information Partners L.L.C.

Its:	General Partner

By:	/s/ George Wallen III
Name:	George Whalen III
Title: